Exhibit 99.1


              Spectrum Brands Reports Fourth Quarter and
                    Fiscal 2007 Financial Results

                   Q4 Net Sales Increase 13 Percent

                   EBITDA Exceeds Previous Guidance

    ATLANTA--(BUSINESS WIRE)--Nov. 8, 2007--Spectrum Brands, Inc. (NYSE:SPC) announced fourth quarter net sales of $548.2 million and a net loss of $6.60 per share for the quarter ended September 30, 2007. Excluding certain items which management believes are not indicative of the company's on-going normalized operations, the company generated diluted earnings per share of $0.23. These items include:

    -- a loss from discontinued operations, net of tax, of $178.8 million, or $3.55 per share, related to the company's Home & Garden business, which is being held for sale, including a $168.5 million non-cash charge related to the fair value of this asset;

    -- net tax adjustments of $126.7 million, or $2.51 per share, which include the following:



        -- a non-cash charge of $211.3 million, or $4.19 per share (of which $54.2 million, or $1.08 per share, is included in the loss from discontinued operations) reflecting an increase in the valuation allowance against certain net deferred tax assets; and

        -- other tax benefit adjustments of $30.4 million, or $0.60 per share, which principally relate to the revaluation of certain foreign deferred tax credits resulting from statutory tax rate changes;


    -- pretax restructuring and related charges of $36.6 million, or $.47 per share, associated with company-wide cost reduction initiatives;

    -- a non-cash impairment charge of $24.4 million, or $.35 per share, related to the value of certain tradenames; and

    -- other items netting to a pretax benefit of $1.9 million, or $.05 per share.

    For the fourth quarter of 2006, the company reported a loss per share of $8.88 including a non-cash pretax charge of $8.05 per share relating to the impairment of certain long-lived intangible assets and goodwill, a non-cash charge of $0.38 per share reflecting an increase in the valuation allowance against certain net deferred tax assets, a loss from discontinued operations of $0.35 per share, restructuring and related charges of $0.28 per share and other non-cash benefits totaling $0.01 per share.

    Spectrum Brands' sales for the quarter were $548.2 million, an increase of 13 percent, largely attributable to sales volume increases and the impact of favorable foreign exchange rates. Segment profit increased 54 percent to $76.4 million for the quarter due primarily to increased sales and the impact of the company's cost restructuring initiatives. On a constant currency basis, sales increased eight percent and segment profit increased 48 percent. Adjusted EBITDA, including EBITDA from Home & Garden, was $92 million as compared with $58 million in the prior year.

    Chief Executive Officer Kent Hussey stated, "We are pleased with the overall improvement in sales, EBITDA and segment profitability during the quarter. We are particularly pleased that the improvement represented both sales and profitability growth in each of our business segments, including our Home & Garden business. Our fourth quarter performance improvement was driven by a combination of sales volume growth and the benefits from the restructuring actions we took over the last two years to better control our costs. We believe this positive momentum demonstrates that we are taking the appropriate steps to deliver sustainable operating profitability improvement and create long-term shareholder value. We believe these positive trends will continue in fiscal year 2008."

    Gross profit and gross margin for the quarter were $198.6 million and 36.2 percent, respectively, versus $168.0 million and 34.5 percent for the same period last year. Restructuring and related charges of $14.6 million were included in the current quarter's cost of goods sold; cost of goods sold in the comparable period last year included $18.0 million in similar charges. Excluding these restructuring and related charges, gross margin improved as the positive impact of volume increases and manufacturing cost efficiencies offset increased raw material costs.

    Spectrum generated fourth quarter operating income of $7.2 million versus an operating loss of $415.3 million last year. The current quarter included $22.0 million in restructuring and related charges within operating expenses; last year's operating expenses included $3.1 million. Fiscal year 2006 results also included a $433.0 million non-cash charge related to the value of certain trade names and goodwill. Absent these amounts, operating income increased largely due to increased sales and lower costs as a result of the restructuring initiatives implemented across the organization.

    Fourth Quarter Segment Results

    The Global Batteries and Personal Care segment reported net sales of $400.4 million, an improvement of 16 percent compared with $346.0 million reported last year. Foreign exchange translation contributed $19.4 million. Global battery sales showed year over year growth of nine percent. North American battery sales volumes were positively impacted by a move on the part of several retailer customers to ship in holiday related merchandise earlier than was the case in the prior year, contributing to sales growth of three percent. In Europe, battery sales improved eleven percent as a result of increased volume and the positive impact of the strong Euro. Latin American battery sales generated year over year growth of twelve percent. Sales of Remington branded products grew 36 percent worldwide during the quarter, attributable to retailer requirements for earlier shipments of holiday related merchandise and increased distribution and market share gains in Europe. Segment profitability for Global Batteries and Personal Care was $54.5 million versus last year's $31.6 million. In addition to increased sales, the profit improvement was driven by lower operating expenses resulting from cost cutting initiatives throughout the business.

    Global Pet Supplies net sales were $147.8 million, a five percent increase as compared with the prior year. Companion animal product sales grew ten percent, while global aquatics sales increased three percent. Favorable foreign exchange translation contributed $2.1 million. Segment profitability for the quarter was $21.9 million compared with $18.0 million last year, primarily a function of increased sales and a reduction in segment general and administrative expense.

    Spectrum's Home & Garden business, which is held for sale, generated a loss from discontinued operations of $178.8 million during the quarter as compared with a $17.3 million loss in the prior year. Net sales grew two percent. Excluding the $168.5 million non-cash impairment charge (discussed in more detail below), the fourth quarter loss in the quarter improved as compared with last year reflecting the benefit of cost-cutting measures implemented throughout this business

    Corporate expense was $8.2 million versus $10.8 million in the prior year period. The improvement was primarily attributable to headcount reductions and other cost savings associated with the global realignment announced in January.

    Interest expense increased to $53.1 million from $31.9 million in the comparable prior year period, primarily due to higher debt levels and higher interest rates.

    Asset Impairment Charges

    Under Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", companies are required to test goodwill and indefinite-lived intangibles for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In accordance with SFAS 142, Spectrum Brands, with the assistance of independent third party valuation specialists, conducted its annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses the company recorded a non-cash impairment charge of $24.4 million, primarily related to its Varta brand. The impairment will not result in any future cash expenditures.

    SFAS No. 144, "Impairments of Long-Lived Assets and Discontinued Operations," requires assets classified as held for sale to be measured at the lower of their carrying amount or fair value less costs to sell. Spectrum Brands, with the assistance of third party advisors, has revised its estimate of the fair value of its assets held for sale, and has recorded a non-cash impairment charge of $168.5 million, net of tax, related to this business. The impairment will not result in any future cash expenditures.

    Fiscal Year 2007 Results

    For the year ended September 30, 2007, the company recorded a net loss of $596.7 million, or $11.72 per diluted share, compared to a net loss of $434.0 million, or $8.77 per diluted share, last year.
Included in the current year's results are:

    -- a non-cash pretax impairment charge of $238.4 million, or $4.10 per share, related to the value of certain trade names and goodwill;

    -- a loss from discontinued operations, net of tax, of $184.6 million, or $3.63 per share, related to the company's Home & Garden business, which is held for sale, and which includes a $168.5 million non-cash charge related to the fair value of this asset in accordance with SFAS No. 144;

    -- net tax adjustments of $126.7 million, or $2.49 per share, which include the following:



        -- a non-cash charge of $211.3 million, or $4.15 per share, (of which $54.2 million, or $1.07 per share, is included in the loss from discontinued operations) reflecting an increase in the valuation allowance against certain net deferred tax assets; and

        -- other tax benefit adjustments of $30.4 million, or $.60 per share, which principally relate to the revaluation of certain foreign deferred credits resulting from statutory tax rate changes;


    -- pretax restructuring and related charges of $91.0 million, or $1.16 per share, primarily related to the global realignment and cost cutting programs initiated during fiscal 2007;

    -- $36.2 million, or $0.46 per share, of pretax charges associated with a pre-payment premium incurred in connection with the refinancing of the company's senior credit facility and the write-off of deferred financing fees;

    -- professional fees of $2.5 million, or $.05 per share, incurred in connection with the sale of the Company's Home & Garden business, discontinued effective October 1, 2006; and

    --  other non-cash benefits totaling $0.15 per share.

    The net impact of these items is a decrease in the current year's net loss of $597.8 million, or $11.74 per share.

    Fiscal 2006 results included:

    -- a non-cash pretax charge of $433.0 million, or $8.05 per share, related to the impairment of goodwill and certain long-lived intangible assets;

    -- pretax restructuring and related charges of $34.7 million, or $.47 per share, primarily related to the integration of acquisitions and the company's European restructuring programs;

    -- a non-cash charge in the amount of $18.9 million, or $.38 per share, increasing the valuation allowance against certain net deferred tax assets;

    -- a loss from discontinued operations, net of tax, of $18.5 million, or $.37 per share, related to the company's Home & Garden business and the fertilizer technology and Canadian professional fertilizer business of Nu-Gro, which were held for sale;

    -- a pretax gain on the sale of assets in the amount of $8.0 million, or $.10 per share; and

    --  other non-cash benefits totaling $0.01 per share.

    The net impact of these items is a decrease in fiscal 2006 net loss of $453.0 million, or $9.16 per share.

    Webcast Information

    Spectrum Brands will hold a conference call at 10:00 a.m. ET on November 8 to further discuss its fourth quarter results. The call will be accessible via webcast through the company's website, www.spectrumbrands.com, and will be archived online until November 22.

    Non-GAAP Measurements

    Within this release, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, "Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share," for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and Table 4, "Reconciliation of Net Income to Adjusted EBITDA", for a reconciliation of net income to adjusted EBITDA. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insights into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company's ability to service debt and is one of the measures used for determining debt covenant compliance. Adjusted EBITDA excludes certain elements of earnings that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands' management uses adjusted diluted earnings per share as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.0 billion and has approximately 7,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (4) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (5) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

    The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.



Attached
Table 1 - Condensed Consolidated Statements of Operations
Table 2 - Supplemental Financial Data
Table 3 - Reconciliation of Diluted Earnings Per Share to Adjusted
           Diluted Earnings Per Share
Table 4 - Reconciliation of Net Income to EBITDA





                               Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
 For the three months and fiscal years ended September 30, 2007 and
                          September 30, 2006
                             (Unaudited)
               (In millions, except per share amounts)



                                                  THREE MONTHS
                                          ----------------------------
                                           F2007      F2006      INC
                                                        (a)      (DEC)
                                          --------   --------
                                                                  %
Net sales                                  $548.2     $486.3     12.7%
Cost of goods sold                          335.0      300.3
Restructuring and related charges            14.6       18.0
                                          --------   --------
  Gross profit                              198.6      168.0     18.2%

Selling                                     100.5      101.5
General and administrative                   39.0       38.0
Research and development                      5.5        7.7
Restructuring and related charges            22.0        3.1
Goodwill and intangibles impairment (a)      24.4      433.0
                                          --------   --------

Total operating expenses                    191.4      583.3

  Operating income (loss)                     7.2     (415.3)

Interest expense                             53.1       31.9
Other (income) expense, net                  (4.8)       1.3
                                          --------   --------

  Loss from continuing operations before
   income taxes                             (41.1)    (448.5)

Income tax expense (benefit) (b)            113.1      (26.4)
                                          --------   --------

  Loss from continuing operations          (154.2)    (422.1)

Loss from discontinued operations, net of
 tax                                       (178.8)(c)  (17.3)(d)
                                          --------   --------

  Net loss                                $(333.0)   $(439.4)
                                          ========   ========

Average shares outstanding (e)               50.4       49.5

Loss from continuing operations            $(3.05)    $(8.53)
Loss from Discontinued operations           (3.55)     (0.35)
                                          --------   --------
Basic loss per share                       $(6.60)    $(8.88)
                                          ========   ========

Average shares and common stock
 equivalents outstanding (e) (f)             50.4       49.5

Loss from continuing operations            $(3.05)    $(8.53)
Loss from Discontinued operations           (3.55)     (0.35)
                                          --------   --------
Diluted loss per share                     $(6.60)    $(8.88)
                                          ========   ========



                                                 FISCAL YEAR
                                        ------------------------------
                                          F2007     F2006 (a)    INC
                                                                 (DEC)
                                        ---------   ---------
                                                                  %
Net sales                               $1,994.5    $1,894.7      5.3%
Cost of goods sold                       1,226.9     1,165.0
Restructuring and related charges           31.3        22.5
                                        ---------   ---------
  Gross profit                             736.3       707.2      4.1%

Selling                                    420.3       394.0
General and administrative                 154.2       157.9
Research and development                    25.2        29.2
Restructuring and related charges           59.7        12.2
Goodwill and intangibles impairment (a)    238.4       433.0
                                        ---------   ---------

Total operating expenses                   897.8     1,026.3

  Operating income (loss)                 (161.5)     (319.1)

Interest expense                           195.2       123.0
Other (income) expense, net                 (0.3)       (3.9)
                                        ---------   ---------

  Loss from continuing operations
   before income taxes                    (356.4)     (438.2)

Income tax expense (benefit) (b)            55.7       (22.7)
                                        ---------   ---------

  Loss from continuing operations         (412.1)     (415.5)

Loss from discontinued operations, net
 of tax                                   (184.6)(c)   (18.5)(d)
                                        ---------   ---------

  Net loss                               $(596.7)    $(434.0)
                                        =========   =========

Average shares outstanding (e)              50.9        49.5

Loss from continuing operations           $(8.09)     $(8.40)
Loss from Discontinued operations          (3.63)      (0.37)
                                        ---------   ---------
Basic loss per share                     $(11.72)     $(8.77)
                                        =========   =========

Average shares and common stock
 equivalents outstanding (e) (f)            50.9        49.5

Loss from continuing operations           $(8.09)     $(8.40)
Loss from Discontinued operations          (3.63)      (0.37)
                                        ---------   ---------
Diluted loss per share                   $(11.72)     $(8.77)
                                        =========   =========



Note: The Company's Home & Garden business, discontinued effective
 October 1, 2006, is excluded from continuing operations for all periods presented. Certain amounts have been reclassified in the three months and year ended September 30, 2006 to conform to the current year classification and present this business as discontinued operations.

(a) For the three months and fiscal year ended September 30, 2007, reflects a non-cash charge related to the impairment of certain indefinite lived intangible assets (tradenames). For the three months and fiscal year ended September 30, 2006, reflects a non-cash charge related to the impairment of certain indefinite lived assets (tradenames) and goodwill.

(b) For the three months and fiscal year ended September 30, 2007, reflects a non-cash charge of $157.1 million reflecting an increase in the valuation allowance against certain U.S. net deferred tax assets. For the three months and fiscal year ended September 30, 2006, reflects a non-cash charge of $18.9 million reflecting a valuation allowance against certain U.S. net deferred tax assets.

(c) For the three months and fiscal year ended September 30, 2007, reflects the loss from discontinued operations, net of tax, of the Company's Home & Garden business, discontinued effective October 1, 2006. Such loss includes a $168.5 million non-cash charge related to an impairment of the net assets held for sale of the discontinued Home & Garden business and a non-cash charge of $54.2 million reflecting a valuation allowance against certain U.S. net deferred tax assets related to the discontinued Home & Garden business.

(d) For the three months and fiscal year ended September 30, 2006, reflects the loss from discontinued operations, net of tax, of the Home & Garden business segment, discontinued effective October 1, 2006. In addition, the fiscal year ended September 30, 2006 includes the fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006.

(e) Per share figures calculated prior to rounding.

(f) For the three months and fiscal year ended September 30, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.






                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
 For the three months and fiscal years ended September 30, 2007 and
                          September 30, 2006
                             (Unaudited)
                           ($ in millions)


Supplemental Financial Data      F2007     F2006
------------------------------ --------- ---------
Cash                           $   69.9  $   28.4

Trade receivables, net (a)     $  311.0  $  329.3
  Days Sales Outstanding (b)         44        46

Inventory, net (a)             $  317.5  $  460.7
  Inventory Turnover (c)            3.9       3.3

Total Debt                     $2,460.4  $2,277.2

                                  THREE MONTHS         FISCAL YEAR
                               ------------------- -------------------
Supplemental Cash Flow Data      F2007     F2006     F2007     F2006
------------------------------ --------- --------- --------- ---------
Depreciation and amortization,
 excluding amortization of
 debt issuance costs           $   16.7  $   17.2  $   77.4  $   70.5

Capital expenditures           $    3.7  $    8.0  $   22.1  $   54.9

                                  THREE MONTHS         FISCAL YEAR
                               ------------------- -------------------
Supplemental Segment Sales &
 Profitability                   F2007     F2006     F2007     F2006
------------------------------ --------- --------- --------- ---------
Net Sales
------------------------------
  Global Batteries & Personal
   Care                        $  400.4  $  346.0  $1,431.5  $1,351.5
  Global Pet Supplies             147.8     140.3     563.0     543.2
                               --------- --------- --------- ---------
    Total net sales            $  548.2  $  486.3  $1,994.5  $1,894.7
                               ========= ========= ========= =========

Segment Profit
------------------------------
  Global Batteries & Personal
   Care                        $   54.5  $   31.6  $  143.9  $  117.4
  Global Pet Supplies              21.9      18.0      71.0      72.5
                               --------- --------- --------- ---------
    Total segment profit           76.4      49.6     214.9     189.9

  Corporate                         8.2      10.8      47.0      41.3
  Restructuring and related
   charges                         36.6      21.1      91.0      34.7
  Goodwill and intangibles
   impairment                      24.4     433.0     238.4     433.0
  Interest expense                 53.1      31.9     195.2     123.0
  Other (income) expense, net      (4.8)      1.3      (0.3)     (3.9)
                               --------- --------- --------- ---------

    Loss from continuing
     operations before income
     taxes                     $  (41.1) $ (448.5) $ (356.4) $ (438.2)
                               ========= ========= ========= =========

Note: As of January 1, 2007, the Company began managing its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company's world-wide battery, shaving and grooming, personal care and portable lighting business; (ii) Global Pet Supplies, which consists of the acquired United Pet Group, Tetra and Jungle Labs businesses; and (iii) Home & Garden, which consists of the discontinued Home and Garden Business. In connection with this realignment of reportable segments, costs associated with Global Operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in Corporate expenses, have been embedded within each of the operating segments. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis, which were previously reflected as Corporate expenses, have been allocated to the operating segments.
Accordingly, Corporate expenses include only those general and administrative expenses associated with corporate overhead and long-term compensation plans. All prior periods presented above have been restated to reflect the changes described above.

(a) Trade receivables, net and Inventory, net as of September 30, 2007 exclude amounts related to our discontinued Home & Garden business as these amounts are classified as Assets held for sale, effective October 1, 2006. Comparable balances as of September 30, 2006 include amounts for our Home & Garden business.

(b) Reflects actual days sales outstanding at end of period.

(c) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.






                               Table 3
                        SPECTRUM BRANDS, INC.
    Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
 For the three months and fiscal years ended September 30, 2007 and
                          September 30, 2006
                             (Unaudited)


                               THREE MONTHS         FISCAL YEAR
                             -----------------   ------------------
                              F2007     F2006     F2007      F2006
                             -------   -------   --------   -------
Diluted loss per share, as
 reported                    $(6.60)   $(8.88)   $(11.72)   $(8.77)

Adjustments, net of tax:
  Restructuring and related
   charges                     0.47 (a)  0.28 (b)   1.16 (c)  0.47 (d)
  Gain on sale of assets          -         -          -     (0.10)(e)
  Goodwill and intangibles
   impairment                  0.35 (f)  8.05 (g)   4.10 (f)  8.05 (g)
  Re-financing costs              -         -       0.46 (h)     -
  Disposition costs               -         -       0.05 (i)     -
  Discontinued operations      3.55 (j)  0.35 (k)   3.63 (j)  0.37 (k)
  Tax related adjustments      2.51 (l)  0.38 (m)   2.49 (l)  0.38 (m)
  Other adjustments           (0.05)(n) (0.01)(o)  (0.15)(p) (0.01)(q)
                             -------   -------   --------   -------
                               6.83      9.05      11.74      9.16

Basic earnings per share, as
 adjusted                    $ 0.23    $ 0.17    $  0.02    $ 0.39
                             =======   =======   ========   =======


    Note: Per share figures calculated prior to rounding.

    (a) For the three months ended September 30, 2007, reflects $23.8 million, net of tax, of restructuring and related charges as follows:
(i) $4.1 million for the integration of United and Tetra; (ii) $7.2 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $12.5 million for the Global restructuring announced January 10, 2007.

    (b) For the three months ended September 30, 2006, reflects $13.7 million, net of tax, of restructuring and related charges as follows:
(i) $1.9 million primarily for the integration of United and Tetra and
(ii) $9.7 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and (iii) $2.1 million for other initiatives.

    (c) For the fiscal year ended September 30, 2007, reflects $59.2 million, net of tax, of restructuring and related charges as follows:
(i) $14.7 million for the integration of United and Tetra; (ii) $11.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $32.9 million for the Global restructuring announced January 10, 2007.

    (d) For the fiscal year ended September 30, 2006, reflects $23.2 million, net of tax, of restructuring related charges as follows: (i) $6.6 million primarily for the integration of United and Tetra and
(ii) $14.2 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and (iii) $2.4 million for other initiatives.

    (e) For the fiscal year ended September 30, 2006, reflects a $5.1 million, net of tax, gain on sale of our Bridgeport, CT and Madison, WI manufacturing facilities.

    (f) For the three months and fiscal year ended September 30, 2007, reflects an impairment charge of $17.6 million and $208.8 million, respectively, net of tax, for certain intangible assets written off as a result of our annual impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

    (g) For the three months and fiscal year ended September 30, 2006, reflects an impairment charge of $398.3 million, net of tax, for certain goodwill and intangible assets written off as a result of our annual impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

    (h) For the fiscal year ended September 30, 2007 reflects $23.5 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $16.0 million write-off of deferred financing fees associated with the Senior term debt and the $350 million 8 1/2% Senior subordinated notes and (ii) $7.6 million pre-payment penalty associated with the Senior term debt. The above charges have been included in interest expense.

    (i) For the fiscal year ended September 30, 2007 general and administrative expenses include $2.5 million, net of tax, representing professional fees incurred in connection with the sale of the Company's Home & Garden business discontinued effective October 1, 2006.

    (j) For the three months and fiscal year ended September 30, 2007, reflects the loss from discontinued operations, net of tax, of the Company's Home & Garden business, discontinued effective October 1, 2006.

    (k) For the three months and fiscal year ended September 30, 2006, reflects the loss from discontinued operations, net of tax, of the Home & Garden business segment, discontinued effective October 1, 2006. In addition, the fiscal year ended September 30, 2006 includes the fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006.

    (l) For the three months and fiscal year ended September 30, 2007, reflects a non-cash charge of $126.7 million necessary to increase the valuation allowance against certain net deferred tax assets, the revaluation of deferred tax liabilities as a result of changes in foreign statutory tax rates, and other tax-related matters.

    (m) For the three months and fiscal year ended September 30, 2006, reflects non-cash charge of $18.9 million necessary to increase the valuation allowance against certain net deferred tax assets.

    (o) For the three months ended September 30, 2007, general and administrative expenses include $1.6 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Interest expense includes $.4 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

    (n) For the three months ended September 30, 2006, general and administrative expenses include $1.1 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $.3 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

    (p) For the fiscal year ended September 30, 2007, general and administrative expenses include $5.7 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $1.9 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

    (q) For the fiscal year ended September 30, 2006, general and administrative expenses include $2.5 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $.6 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. In addition, cost of goods sold includes $.1 million, net of tax expense, reflecting an inventory valuation adjustment related to the fair value write-up of Jungle Lab inventory in accordance with the requirements of SFAS 141.




                               Table 4
                        SPECTRUM BRANDS, INC.
             Reconciliation of GAAP Net Income to EBITDA
 For the fiscal years ended September 30, 2007 and September 30, 2006
                             (Unaudited)
                           ($ in Millions)

                                                        Fiscal Year
                                                     -----------------
                                                      F2007    F2006
                                                     -------- --------
1st Six Months
----------------------------------------------------
Net (Loss) Income                                    $(256.3) $   2.9
Income tax (benefit) expense: Continuing Operations    (49.2)     4.5
Income tax (benefit) expense: Discontinued
 Operations                                             (8.3)     5.2
Interest Expense: Discontinued Operations               31.7     25.0
Interest Expense: Continuing Operations                101.0     59.7
Depreciation and Amortization                           36.5     43.4
Restructuring and Related Charges: Continuing
 Operations                                             23.8      6.7
Restructuring and Related Charges: Discontinued
 Operations                                              3.6      6.3
Brazilian IPI Credit (a)                                (4.2)    (0.3)
Goodwill Impairment (b)                                214.0        -
Professional fees - H&G Sale Process (c)                 3.9        -
Gain on Asset Sales (d)                                    -     (8.0)
                                                     -------- --------

EBITDA                                               $  96.4  $ 145.3
                                                     ======== ========


2nd Six Months
----------------------------------------------------
Net Loss                                             $(340.4) $(436.9)
Income tax (benefit) expense: Continuing Operations    104.9    (32.0)
Income tax (benefit) expense: Discontinued
 Operations                                              2.2      1.4
Interest Expense: Discontinued Operations               30.1     29.3
Interest Expense: Continuing Operations                 94.2     63.3
Restructuring and Related Charges: Continuing
 Operations                                             67.2     28.2
Restructuring and Related Charges: Discontinued
 Operations                                              3.7     15.0
Depreciation and Amortization                           31.0     43.5
Brazilian IPI Credit (a)                                (4.5)    (3.4)
Goodwill and Intangibles Impairment (b)                 24.4    433.0
Discontinued Operations Asset Impairment (e)           168.5        -
                                                     -------- --------

EBITDA                                               $ 181.1  $ 141.3
                                                     ======== ========

Full Year
----------------------------------------------------
Net Loss                                             $(596.7) $(434.0)
Income tax (benefit) expense: Continuing Operations     55.7    (27.6)
Income tax (benefit) expense: Discontinued
 Operations                                             (6.1)     6.6
Interest Expense: Discontinued Operations               61.8     54.3
Interest Expense: Continuing Operations                195.3    123.0
Restructuring and Related Charges: Continuing
 Operations                                             91.0     34.9
Restructuring and Related Charges: Discontinued
 Operations                                              7.3     21.3
Depreciation and Amortization                           67.5     86.9
Brazilian IPI Credit (a)                                (8.7)    (3.7)
Gain on Asset Sales (d)                                    -     (8.0)
Goodwill and Intangible Impairment (b)                 238.4    433.0
Professional fees - H&G Sale Process (c)                 3.9        -
Discontinued Operations Asset Impairment (e)           168.5        -
                                                     -------- --------

EBITDA                                               $ 277.5  $ 286.6
                                                     ======== ========

(a) Represents the benefit related to expiring penalties associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expire in the respective period.

(b) Represents the gain on sale of the Company's Bridgeport, CT and Madison, WI manufacturing facilities.

(c) Reflects professional fees incurred in connection with the sale of the Company's Home & Garden business.

(d) Represents the impairment of goodwill and intangibles written off as a result of a performed evaluation in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."

(e) Represents the impairment of assets held for sale written off as a result of a performed evaluation in accordance with SFAS No. 144
 ("Impairments of Long-Lived Assets and Discontinued Operations").

    CONTACT: Spectrum Brands, Inc.
             Investor Relations:
             Nancy O'Donnell, VP Investor Relations, 770-829-6208 or
             Media Relations:
             Sard Verbinnen & Co. (for Spectrum Brands)
             Victoria Hofstad or Jamie Tully, 212-687-8080